CRAiLAR Announces Formation of Special Committee

Victoria B.C. (June 1, 2015) CRAiLAR Technologies Inc. (the "Company") (OTCQB: CRLRF) (TSXV: CL)), which produces and markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, announced that its Board of Directors has initiated a process to identify, examine and consider strategic and financial alternatives available to CRAiLAR. The Board of Directors has established a special committee, comprised of the three independent members of the Board, to oversee the process. Management and the Board of Directors are committed to acting in the best interests of the Corporation and all its stakeholders.

It is the Corporation's current intention to reduce operating overhead in all locations, and right size the manufacturing of CRAiLAR fiber as soon as practicable. CRAiLAR will continue to negotiate a replacement Material Purchase Agreement contract with Georgia Pacific, having been provided notice that its existing contract will terminate on November 22, 2015. The Corporation cautions that there are no assurances or guarantees that this process will result in any transactions or, if any transactions are undertaken, the terms or timing of such transactions.

About CRAiLAR Technologies Inc.

CRAiLAR Technologies Inc. CRAiLAR is focused on bringing cost-effective, sustainable, bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil fuel based fibers. The Company's business operations consist primarily of the production of its natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of its CRAiLAR® processing technologies in the cellulose pulp and composites industries. For more information, visit www.crailar.com.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Investor Relations Contact:

Ted Sanders,
CFO 866-436-7869
ir@crailar.com
Media Contact:
Jay Nalbach, CMO
866-436-7869
pr@crailar.com